SUB-SUB-ADVISORY AGREEMENT

	This SUB-SUB-ADVISORY AGREEMENT is made as of this 7th day of June, 2010 (the "Sub-Sub-Advisory Agreement"), between
Janus Capital Management LLC, a Delaware limited liability company ("Janus") and Perkins Investment Management LLC, a Delaware limited liability company ("Perkins").

	WHEREAS, THE VARIABLE ANNUITY LIFE INSURANCE
COMPANY ("VALIC") is engaged as the investment adviser of VALIC
Company II, an investment company organized under the laws of Delaware as a business trust ("VC II"). pursuant to an Investment Sub-Advisory Agreement, VC II is a series type of investment company issuing separate classes
(or series)of shares of beneficial interest and is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended ("1940 Act") ;

        WHEREAS, VALIC has entered into an investment Sub-
Advisory Agreement with Janus (the "Sub-Advisory Agreement") in order for Janus to assume certain responsibilities and obligations of VALIC under the Investment Advisory Agreement with respect to the Large Cap Value fund (the "Fund").

        WHEREAS, Janus is authorized under the Sub-Advisory
Agreement to delegate any of its duties and obligations to any affiliated person (as such term is defined in the 1940 Act) that is eligible to serve as an investment adviser to an investment company registered under the 1940 Act on such terms and conditions as Janus deems necessary or appropriate, provided that VALIC consents to any such delegation and to the terms and conditions thereof and such delegation is permitted by and in conformity with the 1940 Act;

        WHEREAS, Perkins is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

        WHEREAS, Janus desires to delegate to Perkins its duties and responsibilities for providing the day to day portfolio management of the Fund and Perkins is willing to accept such delegation and to render such i portfolio management services;

        NOW, THEREFORE, the parties agree as follows:
             1.	Delegation.  Janus hereby delegates to Perkins the
following duties and responsibilities required to be performed by Janus for the Fund pursuant to the Sub-Advisory Agreement with respect to the investment and reinvestment of the assets of the Fund: Perkins shall manage the investment operations of the Fund, shall determine without prior consultation with VALIC or Janus, what securities and other assets of the Fund will be acquired, held, disposed of or loaned, and shall direct Janus with respect to the execution of trades in connection with such determinations, in conformity with the investment objectives, policies and restrictions of the Fund. Perkins shall not issue directly to broker(s) or dealer(s) purchase or sell orders with respect to the securities of the Fund and shall not be responsible for aggregating purchase or sell orders for the Fund. Perkins hereby accepts such delegation and agrees to perform such duties and assume such responsibilities, subject to the oversight of Janus.
2.	Further Obligations of Perkins.
                    (a)	In all matters relating to the performance of this
Sub-Management Agreement with respect to the Fund, all of Perkins'
acts or omissions shall be in conformity with: (i) the Sub-Advisory
Agreement between VALIC and Janus; (ii) the investment goals and restrictions specified by VALIC and the Fund documents (prospectus and SAI) provided to Perkins; (iii) the Advisers Act; and (iv) all other applicable federal and state laws governing the Fund's operations and investments.
                    (b)	Perkins shall provide timely reports to Janus on
its activities under this Sub-Management Agreement as agreed on from time to time, and shall provide Janus with all information or documents that Janus may reasonably request in connection with this Sub-
Management Agreement.
                    (c)	Perkins shall maintain all books and records
required to be maintained by Perkins pursuant to the Advisers Act and shall make such records available to Janus upon reasonable request.
                    (d)	Except to the extent otherwise required by any
applicable federal or state laws or by any direction of VALIC or Janus, Perkins shall keep confidential any and all information concerning the affairs of the Fund.
                    (e)	Perkins at its expense will make available to
VALIC at reasonable times its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of VALIC,
Janus and Perkins, by telephone, in order to review the investment policies, performance and other investment related information regarding the Fund and to consult with the VC II's Board of Trustees ("the Board")
and VALIC regarding the Fund's investment affairs, including economic, statistical and investment matters related to VALIC's duties hereunder, and will provide periodic reports as requested to VALIC relating to the investment strategies it employs as well as Perkin's duties hereunder. Perkins and its personnel shall also cooperate fully with counsel and auditors for, and the Chief Compliance Officers of, Janus, VALIC, the
Fund and the Board.
                    (f)	In accordance with procedures adopted by the
Board, as amended from time to time, Perkins will provide assistance to
Janus and the Fund in the fair valuation of Fund securities for security prices that are not readily available. Any valuation assistance provided is for informational purposes only and is not a recommendation by Perkins. Perkins will use its reasonable efforts to provide, based upon its own expertise, and to arrange with parties independent of Perkins such as broker-dealers for the provision of, valuation information or prices for securities for which prices are deemed by VALIC or Fund's accounting agent not to be readily available in the ordinary course of business from an automated pricing service.  In addition, Perkins will assist the Fund and its agents in determining whether prices obtained for valuation purposes accurately reflect market price information relating to the assets of the Fund at such times as Janus or VALIC shall reasonably request, including but not limited to, the hours after the close of a securities market and prior to the daily determination of the Fund's net asset value per share.  VALIC acknowledges that VALIC's designated pricing agent, and not Janus or Perkins, is responsible for providing valuation of the assets in the Fund.
                    (g)	Perkins at its expense will provide Janus,
VALIC and/or the Fund's Chief Compliance Officer with such
compliance reports as may be reasonably requested from time to time. Notwithstanding the foregoing, Perkins will promptly report to Janus and VALIC any material violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) that it is aware of or of any material violation of Perkin's compliance policies and procedures that pertain to the Fund, as well as any change in portfolio manager(s) of the Fund.
                    (h)	Perkins will (i) assist in the preparation of
disclosures regarding factors that have affected the Fund's performance, including the relevant market conditions and the investment strategies and techniques used by Perkins, for each period as requested by Janus or VALIC; and (ii) review draft reports to shareholders and other documents provided or available to it and provide comments on a timely basis.
                    (i)	Perkins shall immediately notify Janus and
VALIC in the event that Perkins or any of its affiliates becomes aware:
i.	that it is subject to a statutory
disqualification that prevents Perkins
from serving as an investment manager
pursuant to this Agreement; or
ii.	that it is the subject of an administration
proceeding or enforcement action by the
Securities and Exchange Commission
(the "Commission") or other regulatory
authority.
                     (j)	Perkins shall use the same skill and care in
providing services to the Fund as it uses in providing services to fiduciary accounts for which it has investment responsibility.
                     (k)	Perkins is hereby prohibited from consulting
with any other sub-advisers of the Fund, other sub-advisers to another portfolio of VC II, or other sub-advisers to a portfolio under common control with the Fund concerning transactions of the Fund in securities or other assets. Notwithstanding the foregoing, Perkins may consult with
Janus regarding transactions of the Fund in securities or other assets, or as otherwise consistent with the terms of this Sub-Management
Agreement.
3.	Obligations of Janus.
                    (a)	No provision of this Agreement shall relieve
Janus of its duties or responsibilities under the Sub-Advisory Agreement and Janus shall appropriately oversee, monitor and evaluate Perkins" performance of its duties and responsibilities under this Sub-Sub-
Advisory- Agreement.
                    (b)	Janus shall be responsible for the execution of
all transactions upon receipt of an order from Perkins, including but not limited to, the broker used to execute the transaction, the compensation paid to such broker, and the party with which the transaction will be consummated.
                     (c)	Janus shall be responsible for providing
accurate and current information with respect to records maintained for the Fund.
                      (d)	Janus shall be responsible for ensuring that
all of Janus' acts or omissions under this Sub-Sub-Advisory Agreement comply with all applicable federal and state laws.
             4.	Compensation.  Perkins shall be paid by Janus for its
services under the Agreement with respect to the Fund a fee at an annual rate equal to (i) fifty percent (50%) of the advisory fees Janus receives from the VALIC.
             5.	Expenses and Excluded Expenses.  Perkins shall pay all
its own costs and expenses incurred in rendering the services required under this Sub-Management Agreement. Notwithstanding any other provision hereof, it is expressly agreed that Perkins shall not be responsible to pay any expenses of Janus or the Fund, including but not limited to organizational, operational or business expenses of Janus or the Fund, such as, (a) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Fund; (b) custodian fees and expenses of the Fund; and
(c) interest and taxes of the Fund.
            6.	Termination.  This Sub-Management Agreement may be
terminated at any time by Janus by giving written notice to Perkins at least 60 days prior to the date on which such termination is to become effective. If Perkins materially breaches the terms of this Agreement,
Janus may terminate the authority of Perkins to act hereunder upon delivery of written notice effective upon receipt. This Sub-Management Agreement may be terminated at any time by Perkins by giving written notice to Janus at least 60 days prior to the date on which such
termination is to become effective.   This Sub-Management Agreement
will automatically terminate with respect to VALIC and the Fund in the event that the Sub-Advisory Agreement by and between Janus and
VALIC is terminated.  Termination of this Sub-Management Agreement will not affect the validity of any action Perkins has previously taken, or Perkins' liabilities or obligations for transactions initiated before termination.
7.	Limited of Liability; Indemnification.  Unless otherwise
required by applicable law:
                       (a)	Limitation of Liability.  Janus and any
of its affiliates, directors, officers, shareholders, employees or agents shall not be liable for any error of judgment or for any loss, liability, cost, damage, or expense (including reasonable attorney's fees and costs) (collectively referred to as "Losses") suffered by Perkins, the Fund or
VALIC in connection with the performance of its obligations under this Sub-Management Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on Janus' part in the performance of its duties or from reckless disregard of its obligations and duties under this Sub-Management Agreement, except as may otherwise be provided by the 1940 Act or under the provisions of other federal securities laws or applicable state law which cannot be waived or modified hereby.
                       (b)	Janus agrees to indemnify and hold harmless
Perkins, its affiliates and each of their respective officers, directors, members, agents, employees, controlling persons and shareholders (each an "Indemnified Party" and collectively, the "Indemnified Parties")
against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which such
Indemnified Parties may become subject arising from Janus' acts or omissions under this Sub-Management Agreement, including, without limitation, liability for actions brought by VALIC or the Fund against any of such Indemnified Parties; provided, however, that in no case is
Janus' indemnity in favor of Indemnified Party deemed to protect or apply to such Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of such
Indemnified Party's own willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties, or any material breach of this Agreement.
                       (c)	Limitation of Liability.  Perkins and any
of its affiliates, directors, officers, shareholders, employees or agents shall not be liable for any error of judgment or for any loss, liability, cost,damage, or expense (including reasonable attorney's fees and costs) (collectively referred to as "Losses") suffered by Janus, the Fund or
VALIC in connection with the performance of its obligations under this Sub-Management Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on Perkins' part in the performance of its duties or from reckless disregard of its obligations and duties under this Sub-Management Agreement, except as may otherwise be provided by the 1940 Act or under the provisions of other federal securities laws or applicable state law which cannot be waived or modified hereby.
                       (d)	 Perkins agrees to indemnify and hold
harmless Janus and its affiliates and each of their respective directors, officers, members, agents, employees, controlling persons and shareholders against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which Janus or its affiliates or such directors, officers, agents, employees, controlling persons or shareholders may become subject arising from Perkins' acts or omissions under this Sub-Management Agreement, including, without limitation, liability for actions brought by VALIC or the Fund against any of such Indemnified Parties; provided, however, that in no case is Perkins indemnity in favor of any person deemed to protect or apply to such person against any liability to which such person would otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her, or its reckless disregard of such person's obligations and duties under this Agreement, or any material breach of this Agreement.
            8.	Representations of Perkins.  Perkins hereby represents,
warrants and covenants  as follows:
                (a)	Perkins:  (i) is registered as an investment
adviser under the Advisers Act and will continue to be so registered for so long as this Sub-Management Agreement remains in effect; (ii) is not prohibited by the Advisers Act from performing the services contemplated by this Sub-Management Agreement; (iii) has met, and will continue to meet for so long as this Sub-Management Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization necessary to be met in order to perform the services contemplated by this Sub-Management Agreement; (iv) has the legal and corporate authority to enter into and perform the services contemplated by this Sub-Management Agreement; and (v) will immediately notify
Janus of the institution of any administrative, regulatory or judicial proceeding against Perkins that could have a material adverse effect upon Perkins' ability to fulfill its obligations under this Sub-Management Agreement.
                (b)	Perkins has provided Janus with a copy of its
Form ADV as most recently filed with the U.S. Securities and Exchange Commission ("SEC") and will, promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to Janus.
                (c)	Perkins will notify Janus of any change in the
identity or control of its members owning a 10% or greater interest in Perkins, or any change that would constitute a change in control of
Perkins under the 1940 Act, prior to any such change if Perkins is aware, or should be aware, of any such change, but in any event as soon as any such change becomes known to Perkins.
                (d)	Perkins has adopted a code of ethics meeting the
requirements of Rule 17j-1 under the 1940 Act and the requirements of
Rule 204A-1 under the Advisers Act and has provided VALIC and the
Board a copy of such code of ethics, together with evidence of its adoption, and will promptly provide copies of any changes thereto, together with evidence of their adoption.  Upon request of Janus or
VALIC, Perkins will supply VALIC a written report that (A) describes any issues arising under the code of ethics or procedures since Perkins'
last report, including but not limited to material violations of the code of ethics or procedures and sanctions imposed or remedial action taken in response to the material violations; and (B) certifies that the procedures contained in Perkins' code of ethics are reasonably designed to prevent "access persons" from violating the code of ethics.
9.	Independent Contractor. Perkins shall for all purposes hereunder by deemed to be an independent contractor and shall, unless
otherwise provided or authorized, have no authority to act for or represent Janus, the Fund or VALIC in any way.
10.	Notices.  All notices or other communications under this
Agreement will be in writing and will be deemed properly given when received by delivery in person, by overnight courier or by facsimile transmission followed by hard copy by regular mail, at the addresses set forth below, or to such other address as may be designated by the party entitled to receive the same by notice similarly given:
	(a)	To Janus at:
Janus Capital Management LLC
151 Detroit Street
Denver, Colorado 80206
Attention:  General Counsel

        (b)	To Perkins at:

Perkins, Investment Management LLC
311 S. Wacker Drive
Suite 6000
Chicago, IL 60606
Attention: Ted Hans
Telephone: (312) 356-6872

            13.	Amendments.  This Sub-Management Agreement may
be amended by the parties only in a written instrument signed by the parties to this Agreement.
            14.	Governing Law.  This Sub-Management Agreement
shall be construed in accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the Advisers Act. To the extent that the applicable laws of the State of Colorado conflict with the applicable provisions of the Advisers Act, the latter shall control.
            15.	Assignment.  No assignment, as that term is defined in
the Advisers Act, of this Sub-Management Agreement shall be made by
Perkins without the written consent of Janus and VALIC.
            16.	Miscellaneous.  This Sub-Management Agreement may
be executed in two or more counterparts, which taken together shall constitute one and the same instrument. The headings in this Sub-
Management Agreement are included for convenience of reference only and in no way define or limit any of the provisions thereof or otherwise affect their constructions or effect. If any provision of this Sub-Management Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Sub-
Management Agreement shall not be affected thereby.  This Sub-
Management Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
            17.	Books and Records.  Perkins shall keep the books and
records required to be maintained by Perkins pursuant to this Sub-
Management Agreement and shall timely furnish to VALIC all
information relating to Perkins' services under this Sub-Management
Agreement needed by VALIC to keep the books and records of the Fund required by Rule 31a-1 under the 1940 Act.  Perkins agrees that all records that it maintains on behalf of the Fund are property of the Fund and Perkins will surrender promptly to the Fund any of such records upon the Fund's request; provided, however, that Perkins may retain a copy of such records. Perkins further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and to provide reasonable advance notice to VALIC of its intention to destroy any such records after the expiration of the applicable retention period.
            19.	Use of Names.  Perkins shall not use the name, trade
name, trademarks, service marks and/or logo of VALIC, VC II, and/or any subsidiaries or affiliates in any communications (written, verbal or electronic), including publicity releases, advertising or sales activities or brochures, or similar written materials or activities, other than in communications which are solely internal to Perkins or are with Janus,
VALIC, the Fund, or any of their respective officers, directors or employees, without the prior written consent of VALIC.
            20.	Third-Party Beneficiary. The parties acknowledge and
agree that VALIC, VC II and the Fund are third-party beneficiaries of this Sub-Management Agreement, and it is intended that VALIC, VC II and the Fund shall have the authority to enforce their respective rights hereunder.

        IN WITNESS WHEREOF, the parties have caused this instrument to be executed by their officers designated below as of the day and year first above written.

JANUS CAPITAL MANAGEMENT LLC

By:	/S/ RUSSELL P. SHIPMAN
Name:	 Russell P. Shipman
Title:	Senior Vice President



PERKINS INVESTMENT MANAGEMENT LLC


By:	/S/ TED HANS
Name:	Ted Hans
Title:	 Chief Operations Officer